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[ASTORIA FINANCIAL LOGO]


FOR IMMEDIATE RELEASE

                              CONTACT:  PETER J. CUNNINGHAM
                                        FIRST VICE PRESIDENT, INVESTOR RELATIONS
                                        (516) 327-7877
                                        IR@ASTORIAFEDERAL.COM

            ASTORIA FINANCIAL CORPORATION ANNOUNCES REDEMPTION OF ITS
              12% NONCUMULATIVE PERPETUAL PREFERRED STOCK, SERIES B

      LAKE SUCCESS, NEW YORK - AUGUST 29, 2003 - Astoria Financial Corporation (NYSE: AF) ("Astoria"), the holding company for Astoria Federal Savings and Loan Association, has called for redemption and will redeem on October 1, 2003 (the "Redemption Date") all of its 2,000,000 outstanding shares of 12% Noncumulative Perpetual Preferred Stock, Series B (the "Preferred Shares"), at a redemption price of $27.25 per share, plus $1.00 in accrued and unpaid dividends to but excluding the Redemption Date, for an aggregate redemption price of $28.25 per Preferred Share (the "Redemption Price"). Astoria today mailed a Notice of Redemption and the related Letter of Transmittal to each of the registered holders of its Preferred Shares. Dividends on the Preferred Shares will cease to accrue on October 1, 2003.

      Following the Redemption Date, the Preferred Shares will no longer be deemed to be outstanding and the holders of the Preferred Shares will have no rights other than the right to receive the Redemption Price, without interest, upon surrender of the certificates representing the Preferred Shares in accordance with the Notice of Redemption and the Letter of Transmittal. Payment of the Redemption Price will be made on or after October 1, 2003 only upon presentation and surrender of certificates representing the Preferred Shares to Mellon Investor Services LLC, the redemption agent, during its usual business hours at one of the addresses specified in the Letter of Transmittal.

      For additional information about the redemption, holders of the Preferred Shares should contact Mellon Investor Services LLC, the redemption agent, at 1-800-777-3674.

      Astoria Financial Corporation, the holding company for Astoria Federal Savings and Loan Association, with assets of $22.3 billion, is the second largest thrift institution headquartered in New York and fifth largest in the United States. Astoria Federal embraces its philosophy of "Putting people first" by providing its 700,000 customers and the local communities it serves with quality financial products and services through 86 convenient branches and multiple delivery channels, including its enhanced website, www.astoriafederal.com. Astoria commands the third largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau and Suffolk counties with a population exceeding that of 38 individual states. Astoria originates mortgage loans through its branches and loan production offices in New York, an extensive broker network in 19 states, primarily on the East Coast, and through correspondent relationships in 44 states.